Exhibit 10.1

REXFORD INDUSTRIAL REALTY, INC. EXECUTIVE SEVERANCE PLAN

Effective as of February 24, 2026
1.Purpose. Rexford Industrial Realty, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board recognizes, however, that, as is the case with many publicly-held corporations, the possibility of an involuntary termination, including in connection with a Change in Control (as defined on Annex A hereto), exists, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board is adopting the Rexford Industrial Realty, Inc. Executive Severance Plan (the “Plan”) to reinforce and encourage the continued attention and dedication of the Covered Employees (as defined below) to their assigned duties without distraction. This Plan is effective as of the date set forth above (the “Effective Date”). This Plan is intended to be a top-hat plan under ERISA.
2.Definitions. Capitalized terms used in the Plan shall have the meanings set forth on Annex A hereto.
3.Eligibility. Each Covered Employee shall, during employment with an Employer, be eligible to participate in and receive Severance Benefits under the Plan in connection with certain qualifying terminations of such employment, as described in and subject to the terms and conditions set forth in the plan. For clarity, (i) Covered Employees shall retain such status during any Employer-approved leave of absence, and (ii) no employee of an Employer who is classified as part-time, temporary, casual or seasonal, and no independent contractor or consultant, in any case, shall be a Covered Employee as a result of such status or eligible to participate in or receive Severance Benefits (or any other payments or benefits) under the Plan.
4.Severance Benefits. Covered Employees shall be eligible to receive the severance payments and benefits set forth in this Section 4 (the “Severance Benefits”) upon a Terminating Event, subject to the terms and conditions set forth in herein. Upon any Terminating Event, in addition to any Severance Benefits (if applicable), the Covered Employee shall be entitled to receive the aggregate amount of the Covered Employee’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of such termination (if any), payable in a single lump-sum payment within thirty (30) days after the Date of Termination (as defined below) or by such earlier date as may be required by applicable law.
a.Non-CIC Terminating Event - Executive Officers. If an Executive Officer (for clarity, excluding any Key Employees) experiences a Non-CIC Terminating Event, subject to and conditioned upon the Executive Officer’s timely execution and non-revocation of a Release in accordance with Section 4(d) below, the applicable Employer shall pay or provide to the Executive Officer the following:
i.Salary/Bonus Severance. A cash payment (via payroll) in the amount of one (1) times (or, solely in the case of the Company’s Chief Executive Officer (who for clarity, is serving as the Chief Executive Officer Elect as of the Effective Date and is picked up as the Chief Executive Officer for all purposes of this Plan beginning on the Effective Date), two (2) times) the sum of (x) the Executive Officer’s annualized base salary as in effect on the Date of Termination, plus (y) the Executive Officer’s Average Bonus, payable in a single lump-sum payment no later than sixty (60) days following the Date of Termination;
ii.Pro-Rata Annual Bonus Severance. A Pro-Rata Annual Bonus, payable in a single lump-sum payment on or about the date on which annual bonuses are paid to the Employer’s senior executives generally for the year in which the Date of Termination occurs, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Plan Administrator in its sole discretion;
iii.Time-Vest Equity Award Acceleration. Each Time-Vest Equity Award held by an Executive Officer on the applicable Date of Termination shall vest in full and, to the extent applicable, become exercisable (and for clarity, shall remain outstanding and eligible to vest following the Date of Termination upon effectiveness of the Release); and
iv.COBRA Subsidy. Subject to the Executive Officer’s valid election to continue healthcare coverage under the Employer’s applicable group health plans, the Employer shall provide the COBRA Subsidy to the Executive Officer (and his or her dependents and beneficiaries) until the earliest to occur of (x) the last day of the eighteenth (18th) calendar month following the Executive Officer’s Date of Termination, (y) the last day of the calendar month in which the Executive Officer first becomes eligible for benefits under the group health plans of a subsequent employer (of which eligibility the Executive Officer shall give prompt notice to the applicable Employer), and (z) the last day of the calendar month in which the Executive Officer materially breaches any post-termination obligation owed by the Executive Officer to any Employer.
b.CIC Terminating Event. If a Covered Employee experiences a CIC Terminating Event, subject to and conditioned upon the Covered Employee’s timely execution and non-revocation of a Release in accordance with Section 4(d) below, the applicable Employer shall pay or provide to the Covered Employee the following:
i.Salary/Bonus Severance. A cash payment (via payroll) in the amount the Applicable CIC Multiplier times the sum of (x) the Covered Employee’s annualized base salary as in effect on the Date of Termination, plus (y) the Covered Employee’s Average Bonus, payable in a single lump-sum payment no later than sixty (60) days following the Date of Termination;
ii.Pro-Rata Annual Bonus Severance. A Pro-Rata Annual Bonus, payable in a single lump-sum payment on or about the date on which annual bonuses are paid to the Employer’s senior executives generally for the year in which the Date of Termination occurs, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Plan Administrator in its sole discretion;
iii.Time-Vest Equity Award Acceleration. Each Time-Vest Equity Award held by a Covered Employee on the applicable Date of Termination shall vest in full and, to the extent applicable, become exercisable (and for clarity, shall remain outstanding and eligible to vest following the Date of Termination upon effectiveness of the Release); and

iv.COBRA Subsidy. Subject to the Covered Employee’s valid election to continue healthcare coverage under the Employer’s applicable group health plans, the Employer shall provide the COBRA Subsidy to the Covered Employee (and his or her dependents and beneficiaries) until the earliest to occur of (x) the last day of (A) the eighteenth (18th) calendar month following the applicable Date of Termination in the case of an Executive Officer, (B) the twelfth (12th) calendar month following the applicable Date of Termination in the case of a Key Employee, (y) the last day of the calendar month in which the Covered Employee first becomes eligible for benefits under the group health plans of a subsequent employer (of which eligibility the Covered Employee shall give prompt notice to the Employer), and (z) the last day of the calendar month in which the Covered Employee materially breaches any post-termination obligation owed by the Covered Employee to any Employer.
c.Termination due to Death or Disability. If an Executive Officer incurs a termination of employment by reason of the Executive Officer’s death or Disability, subject to and conditioned upon (solely in the case of Disability) the Executive Officer’s timely execution and non-revocation of a Release in accordance with Section 4 (d) below, the applicable Employer shall pay or provide to the Executive Officer (or the Executive Officer’s estate, if applicable):
i.Pro-Rata Annual Bonus Severance. A Pro-Rata Annual Bonus, payable in a single lump-sum payment on or about the date on which annual bonuses are paid to the Employer’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs (with the actual date within such period determined by the Plan Administrator in its sole discretion);
ii.Time-Vest Equity Award Acceleration. Each Time-Vest Equity Award held by an Executive Officer on the applicable Date of Termination shall vest in full and, to the extent applicable, become exercisable (and for clarity, shall remain outstanding and eligible to vest following the Date of Termination upon effectiveness of the Release); and
iii.COBRA Subsidy. Subject to the Executive Officer’s (or the Executive Officer’s dependents’) valid election to continue healthcare coverage under the Employer’s applicable group health plans, the Employer shall provide the COBRA Subsidy to the Executive Officer (and/or his or her dependents, as applicable) until the earliest to occur of (x) the last day of the eighteenth (18th) calendar month following the applicable Date of Termination, (y) the last day of the calendar month in which the Executive Officer first becomes eligible for benefits under the group health plans of a subsequent employer (of which eligibility the Executive Officer shall give prompt notice to the Employer), and (z) the last day of the calendar month in which the Executive Officer materially breaches any post-termination obligation owed by the Executive Officer to any Employer, each as applicable.
For clarity, (i) only Executive Officers shall be eligible to receive the severance payments and benefits set forth in Sections 4(a) and 4(c) above, while all Covered Employees shall be eligible to receive Severance Benefits in accordance with Section 4(b), (ii) all determinations of title, base salary, and Average Bonus hereunder shall be made without regard to any changes to title or compensation opportunities that would constitute Good Reason for the applicable Covered Employee, and (iii) except as otherwise provided in Section 5(a) herein, any incentive equity award that is not a Time-Vest Equity Award shall be governed by the terms of the applicable equity plan and award agreement.
d.Release. Notwithstanding the foregoing, it shall be a condition to any Covered Employee’s right to receive any Severance Benefits that the Covered Employee execute and deliver to the Employer an effective Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination (or following such later date on which an executable Release is provided to such Covered Employee by an Employer), and that the Covered Employee not revoke such Release during any applicable revocation period.
e.No Duplication of Benefits.
i.General; Pre-Change in Control Terminating Event. A Covered Employee shall only be entitled to receive Severance Benefits under Section 4(a) (Executive Officers only), Section 4(b), or Section 4(c) above (Executive Officers only), but in no event will a Covered Employee be entitled to benefits under more than one such section, and in no event will a Covered Employee be entitled to any Severance Benefits hereunder if the Covered Employee becomes entitled to any severance payments from an Employer under any separate plan or agreement. If any Severance Benefits are paid or provided to an Executive Officer under Section 4(a) above in connection with a Terminating Event that occurs within three (3) months prior to a Change in Control, such Severance Benefits shall be treated for all purposes as having been paid under Section 4(b) above instead, and the Executive Officer shall be entitled to a top-up payment of any additional cash amounts owed to the Executive Officer under Section 4(b) above in excess of amounts previously paid under Section 4(a), with such top-up payment to be made no later than fifteen (15) days following such Change in Control.
ii.Sole Benefits. Unless otherwise determined by the Plan Administrator, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment, and shall supersede all prior agreements, arrangements or related communications to any Covered Employee relating to separation payments or benefits or accelerated vesting of incentive equity awards for the Covered Employees, whether formal or informal, or written or unwritten. A Covered Employee shall not be entitled to any severance benefits under this Plan which duplicate a payment or benefit paid or payable to the Covered Employee under any other plan, program or arrangement of any Employer. Notwithstanding the foregoing, the terms of the Company’s applicable equity plans and award agreements shall continue to govern the terms of any equity awards and any treatment thereunder shall continue to apply to such equity awards to the extent more favorable than the treatment set forth in this Plan (and, for clarity, except as otherwise provided in Section 5(a) herein, incentive equity awards that do not constitute Time-Based Equity Awards shall remain subject in all regards to the terms and conditions contained in the applicable equity plan or award agreement).
iii.Offset; Statutory Termination Benefits. If, notwithstanding the provisions above, a Covered Employee becomes entitled to payments or benefits under any other plan, program or agreement of or with any Employer, any severance or pay in lieu of notice required by applicable law or regulation in connection with a Terminating Event (including any pay and benefits paid or payable under WARN, or pay or benefits during any period of garden leave or a leave of absence following notice of the termination of employment scheduled by the Employer to comply with WARN), the Severance Benefits under this Plan shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s). The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of a Covered Employee’s termination of employment, and the Plan Administrator shall so construe and enforce the terms of this Plan. The Plan Administrator’s decision to waive all or a portion of any such reductions to the Severance Benefits of one employee (if at all) and the amount of such reductions shall in no way obligate the Plan Administrator to waive the same reductions in the same amounts to the Severance Benefits of any other employees, even if similarly situated. Such reductions may be applied on a retroactive basis, with Severance Benefits previously paid being re-characterized as payments pursuant to a statutory obligation of an Employer.
f.No Mitigation. A Covered Employee is not required to seek other employment or to attempt in any way to reduce any Severance Benefits payable to the Covered Employee by an Employer under this Plan. Further, except as expressly provided above with respect to the COBRA Subsidy, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Employee to the Employers, or otherwise.
5.Special Rules. Notwithstanding anything contained herein to the contrary:
a.Performance-Vest Equity Awards. Notwithstanding the provisions of any applicable OPP Performance Unit Agreement to the contrary, in the event of a Change in Control, to the extent that OPP Units under any OPP Performance Unit Agreement vest, the number of OPP Units that vest shall equal the greater of (i) the number of OPP Units that would vest based on actual achievement of the applicable performance conditions through the Change in Control or (ii) the target number of OPP Performance Units. Nothing contained herein shall modify any other provision of the applicable OPP Performance Unit Agreement.
b.Non-Applicability of Plan to Current Co-Chief Executive Officers. Notwithstanding anything contained herein to the contrary, the Co-Chief Executive Officers of the Company as of the Effective Date are expressly excluded from the Plan, and the Plan in no way modifies, amends or supplements the terms and conditions of each Co-Chief Executive Officer’s Transition and Separation Agreement with the Company dated effective November 17, 2025.
6.Restrictive Covenants. A Covered Employee’s receipt of Severance Benefits will be subject to the Covered Employee continuing to comply with the provisions of this Section 6.
a.Affirmation of Existing Obligations; Certain Covenants. As a condition to the Covered Employee’s right to receive or retain (as applicable) any Severance Benefits, the Covered Employee shall comply, and hereby covenants to continue to comply, with the terms of any applicable employee handbook and code of conduct of any Employer, any confidential information agreement, proprietary information and inventions agreement, and any agreement regarding restrictive covenants, in any case, between the Covered Employee and any Employer. In addition, without limiting the foregoing, as a condition to receiving (or retaining) Severance

Benefits under this Plan, each Covered Employee is deemed to agree as follows and, without limitation of any other provision hereof, must confirm such agreement in his or her Release:
i.During his or her employment, a Covered Employee will acquire, learn, or receive trade secrets, proprietary and confidential information about or belonging to the Employers, which includes without limitation information concerning customers and prospective customers, employees and other service providers, suppliers and vendors, contact lists, research and development, business plans and proposals, business strategies, financial information and financial statements, projections budgets, licenses, legal matters, sales and marketing methods, contract terms, purchase history, prices and costs, inventions, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, and other proprietary or confidential information of the Employer(s) or other third parties who entrusted such information to the Employer(s) as well as any information that any Employer(s) are required to keep in confidence pursuant to legal, contractual or other requirements, together with copies and derivatives thereof (“Confidential Information”); provided, that Confidential Information does not include information that (A) is or becomes known to the public, other than as a result of the Covered Employee’s disclosure in violation of this Plan or of any other person’s breach of a legal or contractual obligation to any Employer, or (B) was demonstrably known by the Covered Employee prior to his or her employment with any Employer and not as a result of anyone else’s breach of a legal or contractual obligation. In consideration for the benefits provided in this Plan, at all times prior to and following the Covered Employee’s Date of Termination, a Covered Employee shall not use or disclose any Confidential Information for any reason or purpose whatsoever (other than the proper performance of his or her duties to an Employer). If a Covered Employee is required by law or legal process to disclose any Confidential Information, the Covered Employee shall provide prompt written notice of such (within 5 business days) to the Company’s Human Resources Department and shall cooperate with the Company so that legal protection for the Confidential Information may be sought. In the event that such protection is not obtained, the Covered Employee’s compliance with the non-disclosure provisions of this Section 6 shall be waived only to the extent required to comply with such law or legal process, and the Covered Employee will make best efforts to ensure that confidential treatment will be accorded to any Confidential Information being disclosed.
ii.Nonsolicitation. During employment with any Employer and, for a period of twelve (12) months after the Date of Termination, a Covered Employee shall not directly or indirectly solicit, induce, or encourage any employee of any Employer to terminate their employment with the Employer or to cease to render services to any of the Employers, and the Covered Employee shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During employment with any Employer and thereafter, the Covered Employee shall not use any trade secret of any Employer to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Employers to terminate its relationship therewith or transfer its business from any of the Employers and the Covered Employee shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

iii.Nondisparagement. Subject to Section 6(c) below, as a condition to receiving any benefits under the Plan, the Covered Employee shall not make any defamatory statements or comments about any Employer or any of their respective employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this subsection (iii) will prohibit a Covered Employee or any Employer from providing truthful information in response to a subpoena or other legal process.
iv.Return of Property. As a condition to receiving any Severance Benefits under the Plan, a Covered Employee must return to the Company all documents (and all copies thereof) and other property that he or she had in his or her possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any Confidential Information, in any case, of any Employer (and all reproductions thereof). A Covered Employee shall be required to confirm in the Release his or her compliance with this clause (iv) in writing as a condition to his or her receipt of any Severance Benefits under this Plan.
b.Irreparable Harm. A Covered Employee’s breach of this Section 6 will cause irreparable harm to the Employers and monetary damage would not be an adequate remedy for such harm. Each Covered Employee agrees (and shall confirm in the applicable Release) that the Employers shall be entitled to injunctive relief and specific performance, in addition to other available remedies, for any breach or threatened breach of this Section 6, without the necessity of proving actual damages or posting a bond or other security. In addition, the Employers shall be entitled to cease payment or provision of all Severance Benefits under the Plan in the event of a Covered Employee’s breach of this Section 6.
c.Other Protections. Notwithstanding anything in this Plan to the contrary, nothing contained in this Plan shall prohibit a Covered Employee from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (each, a “Government Agency”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agency for the purpose of reporting or investigating a suspected violation of law, or from providing such information to his attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent a Covered Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the National Labor Relations Board. For the avoidance of doubt, a Covered Employee does not need to notify or obtain the prior authorization from any Employer to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), a Covered Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Plan is intended to or shall preclude any Employer or any Covered Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If a Covered Employee is required to provide testimony, then, unless otherwise directed or requested by a Government Agency or law enforcement, the Covered Employee shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Plan prevents a Covered Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Covered Employee has reason to believe is unlawful.
7.Golden Parachute “Best Pay” Provision.
a.Treatment of Excess Parachute Payments. In the event that any Severance Benefits payable to a Covered Employee pursuant to this Plan, either alone or in conjunction with other compensatory payments (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Employee’s Payments shall be either (i) provided to the Covered Employee in full, or (ii) provided to the Covered Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Employee, on an after-tax basis, of the greatest amount, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A.
b.Determination of Amounts. All computations and determinations called for by this Section 7 shall be promptly determined and reported in writing to the Plan Administrator and the Covered Employees by independent public accountants or other independent advisors selected by the Plan Administrator that are not serving as the accountant or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Covered Employees and the Employers. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employers and the Covered Employee (as applicable) shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with this Section 7.
c.Potential Increase in Benefits. Notwithstanding any other provision of this Section 7, if (i) there is a reduction in the payments to a Covered Employee as described in this Section 7, (ii) the IRS later determines that the Covered Employee is liable for the Excise Tax, the payment of which would result in the maximization of the Covered Employee’s net after-tax proceeds (calculated as if the Covered Employee’s benefits had not previously been reduced), and (iii) the Covered Employee pays the Excise Tax, then the applicable Employer shall pay to the Covered Employee those payments which were reduced pursuant to this Section 7, within 30 days after the Covered Employee pays the Excise Tax so that the Covered Employee’s net after-tax proceeds with respect to the payment of the Payments are maximized.
8.Tax Withholding. All payments made by any Employer under this Plan shall be subject to applicable tax withholding and deductions, and each Employer is hereby authorized to effectuate such tax withholding and deductions.
9.Notice and Date of Termination.
a.Notice of Termination. Any purported termination of a Covered Employee’s employment (other than by reason of death) resulting in a Terminating Event shall be communicated by written Notice of Termination from the Employers to the Covered Employee or vice versa in accordance with this Section 9. For purposes of this Plan, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision relied upon under the Plan, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Covered Employee’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Covered Employee or any Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Covered Employee or any Employer, respectively, hereunder or preclude the Covered Employee or any Employer, respectively, from asserting such fact or circumstance in enforcing any rights hereunder.
b.Date of Termination. For purposes of this Plan, “Date of Termination,” with respect to any purported termination of a Covered Employee’s employment resulting in a Terminating Event, shall mean the date specified in the Notice of Termination. In the case of a termination by a Covered Employee, the Date of Termination shall be the date that any applicable cure period (in the case of a termination by the Covered Employee with Good Reason) has expired if the basis for such Good Reason has not been corrected. Notwithstanding any provision of this Plan to the contrary, in the event that a Covered Employee gives a Notice of Termination to an Employer, the Employer may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of this Plan nor shall the Employer be obligated to make any payment or provide any benefits in lieu of such notice period.
10.Severability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

11.No Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by electronic mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Covered Employee at the most recent address on the Employer’s personnel records and to the Company at its principal place of business to the attention of the Compensation Committee of the Board, with a copy to the Company’s general counsel, or such other address as either party may specify in writing.
13.Effect on Other Plans. Except as expressly provided herein with respect to severance, notice or similar pay or benefits, nothing in this Plan shall be construed to limit the rights of the Covered Employees under the Employers’ benefit plans, programs or policies.
14.Administration. The Plan shall be administered by the “Plan Administrator,” which is the “named fiduciary” of the Plan for purposes of ERISA. The Plan Administrator will be the Compensation Committee of the Board. The Plan Administrator shall interpret all terms and conditions of the Plan and be empowered to make all determinations hereunder, including without limitation all determinations with regard to eligibility and payments (in a settlor, not fiduciary capacity). All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to the Plan Administrator under the Plan, and any interpretation by the Plan Administrator of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Plan Administrator may delegate and reallocate any authority and responsibility with respect to the Plan and may at any time or times re-vest in itself the powers so delegated.
15.Amendment and Termination of Plan. The Plan Administrator (acting solely in a settlor, not fiduciary capacity), may amend or terminate this Plan at any time or from time to time; provided, that (i) no such amendment or termination shall, without the written consent of the majority of the Covered Employees as of the date of such amendment, in any material adverse way affect the rights of any Key Employee, and (ii) no such amendment or termination shall, without the written consent of affected Executive Officer, in any material adverse way affect the rights of such Executive Officer.
16.Section 409A. This Plan and any payments provided for herein are intended to comply with, or qualify for an exemption from, the requirements of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and will be interpreted and administered in accordance with such intention. Notwithstanding any provision to the contrary in this Plan, to the extent any payments to a Covered Employee pursuant to this Plan constitute “non-qualified deferred compensation” subject to Section 409A or are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A or to satisfy such exception, no amount shall be payable hereunder unless the Covered Employee’s termination of employment constitutes a “separation from service” with the Employers within the meaning of Section 409A (a “Separation from Service”). Further, notwithstanding anything in the Plan to the contrary, to the extent any amount payable under this Plan constitutes non-qualified deferred compensation subject to Section 409A and is payable in connection with the Covered Employee’s Separation from Service, if the Covered Employee is a “specified employee” within the meaning of Section 409A (a “Specified Employee”) as of the date of the Separation from Service (as determined in accordance with Section 409A unless otherwise modified by the Plan Administrator in its written procedures to determine and identify specified employees in effect on the Date of Termination), such amount shall instead be paid or provided to the Covered Employee, without interest, on the earlier of first business day after the date (i) that is six months following the Covered Employee’s Separation from Service or (ii) of the Covered Employee’s death (the “Delayed Payment Date”), to the extent such delayed payment is required to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereof. Further, to the extent any reimbursements or in-kind benefits due to a Covered Employee under the Plan constitute nonqualified deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to a Covered Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv)(4). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Covered Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. In any case where a Covered Employee’s Termination Event and the last day the Release may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to a Covered Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.
17.Claims Procedure. Claims for benefits under the Plan shall be resolved in accordance with Section 503 of ERISA and the Department of Labor regulations thereunder.
(a) Claims Procedure. Any Covered Employee or their appointed representative (“Claimant”) who believes he or she is entitled to any payment or benefits under the Plan may submit a claim in writing to the Plan Administrator. The claim must state with particularity the determination desired by the Covered Employee. To be considered timely, a claim must be filed within 60 days following the Covered Employee’s termination of employment. If the Claimant’s claim is determined to be valid, the Claimant shall receive benefits under the Plan. The Plan Administrator shall consider the Claimant’s claim within a reasonable time, but no later than 60 days after receiving the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall notify the Claimant in writing:
(i) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii) That the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(1) The specific reason(s) for the denial of the claim, or any part of it;
(2) Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(3) A description of any additional information or material required by the Plan Administrator to reconsider the claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(4) a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(b) Appeal Procedure. On or before 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant may file with the Plan Administrator a written request for a review of the denial of the claim. The Claimant:
(i) May, upon request and free of charge, have reasonable access to, and copies of, all pertinent documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
(ii) May submit written comments, documents, records or other information relating to his or her claim for benefits; and/or may request a hearing, which the Plan Administrator, in its sole and absolute discretion, may grant.
The Plan Administrator shall render its decision on review promptly, and no later than 30 days after the Plan Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 30-day period. In no event shall such extension exceed a period of 30 days from the end of the initial 30-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. In rendering its decision, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(i) Specific reasons for the decision;
(ii) Specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
(iv) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(c) Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law. If a Claimant challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedures set forth above. Facts and evidence that become known to the Claimant after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised by the Claimant with the Plan Administrator will be deemed waived.
(d) Deadline to File Action. No legal action to recover benefits under the Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the Claimant has exhausted the claims procedure under the Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a beneficiary of a Covered Employee or otherwise claims to derive an entitlement by reference to the Covered Employee for the purpose of applying the previously-specified periods.
(e) Prevailing Party. The Employers shall pay to the Covered Employee, within 45 days of prevailing in the enforcement action, all reasonable legal and mediation fees and expenses incurred by the Covered Employee in obtaining or enforcing any right or benefit provided by this Plan, except in cases involving frivolous or bad faith litigation initiated by the Covered Employee, provided, however, that all such reimbursements must be made no later than the last day of the third calendar year that begins after the Date of Termination.
18.Source of Payments. This Plan is an unfunded plan, and all amounts payable hereunder will be paid from the general funds of the Employers; no separate fund will be established under the Plan; and the Plan will have no assets.
19.Benefits Not Transferable. Except as may be required by law, no benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, that if a terminated Covered Employee dies before the end of the period over which such Covered Employee is entitled to receive Severance Benefits under this Plan, the Severance Benefits payable hereunder shall be paid to the estate of such Covered Employee or to the person or legal entity who acquired the rights to such benefits by bequest or inheritance. Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any Covered Employee, nor shall it be subject to attachment or legal process for, or against, the Covered Employee and the same shall not be recognized under this Plan.

20.Governing Law. Except to the extent covered by ERISA, this Plan shall be construed under and be governed in all respects by the laws of the State of California.
21.Successors. This Plan shall inure to the benefit of and be binding upon the Employers and the Covered Employees, their respective successors, executors, administrators, heirs and permitted assigns. Any successor to the Company/Employers of all or substantially all of the Company’s/Employers’ business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and shall perform the obligations under the Plan in the same manner and to the same extent as the Company/Employers would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the terms “Company” and “Employer(s)” will include any successor to the Company’s/Employers’ business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
22.No Right To Employment; Employment at Will. Nothing in this Plan shall be construed as giving any person the right to be retained in the employment or other service of any Employer, nor shall it affect the right of an Employer to dismiss a Covered Employee without any liability except as required by this Plan or otherwise modify the employee’s at will employment relationship with any Employer. This Plan is not a contract of employment between any Employer and any employee.
23.Complete Statement of Plan. This Plan document (including Annex A hereto) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms, written or oral. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.
24.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees hereunder (or their estates or beneficiaries, in the event of a Covered Employee’s death) and the Employers.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Plan to be effective with respect to the Employers as set forth above.

REXFORD INDUSTRIAL REALTY, INC

By:	/s/ Michael Fitzmaurice
Name: Michael Fitzmaurice
Title: Chief Financial Officer

[Signature page to Rexford Industrial Realty, Inc. Executive Severance Plan]

GENERAL INFORMATION
Plan Administrator:	Compensation Committee of the Board of Directors Rexford Industrial Realty, Inc. 11620 Wilshire Boulevard, Suite 1000 Los Angeles, CA 90025 Tel: (310) 966-1680
Direct Questions Regarding the Plan to:	General Counsel Rexford Industrial Realty, Inc. 11620 Wilshire Boulevard, Suite 1000 Los Angeles, CA 90025 Tel: (310) 966-1680

ANNEX A - CERTAIN DEFINED TERMS
The following terms, when capitalized in the Plan, shall have the meanings set forth on this Annex A.
a.“Accountants” has the meaning set forth in Section 7(b) of the Plan.
b.“Applicable CIC Multiplier” means (i) with respect to any Key Employee, one (1), (ii) with respect to any Executive Officer other than the Chief Executive Officer, two (2), and (iii) with respect to the Chief Executive Officer (including, for clarity, the Chief Executive Officer Elect as of the Effective Date), three (3).
c.“Average Bonus” means a Covered Employee’s average cash performance bonus based on the annual bonus paid to such Covered Employee under the Employer’s applicable annual bonus plan or program in respect of the three (3) Company fiscal years immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred, in cash or in equity). If the Covered Employee experiences a Qualifying Termination prior to completing three (3) prior years of employment, then the calculation of Average Bonus shall be determined using the Covered Employee’s target annual bonus for any such Company fiscal year(s) not yet elapsed, together with annual bonus(es) actually earned by the Covered Employee for fiscal years elapsed during his or her employment, annualized for any annual bonus pro-rated due to a partial initial fiscal year of employment. For clarity, in no event shall any retention, transaction, spot or other non-recurring bonuses be taken into consideration in determining Average Bonus.
d.“Board” means the Board of Directors of the Company.
e.“Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Covered Employee fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):
i.the Covered Employee’s willful failure to substantially perform his or her duties with the Employer (other than any such failure resulting from the Covered Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure to perform duties that, as assigned, give rise to Good Reason), after a written demand for performance is delivered to the Covered Employee by the Employer, which demand identifies the manner in which the Employer believe(s) that the Covered Employee has not performed applicable duties and the steps necessary to fully correct (if capable of correction);
ii.the Covered Employee’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to any Employer;
iii.the Covered Employee’s commission of, including any entry by the Covered Employee of a guilty or no contest plea to, a felony or other crime involving moral turpitude;
iv.a material breach by the Covered Employee of his or her fiduciary duty to any Employer;

v. the Covered Employee’s material breach of the Covered Employee’s obligations under any employment, confidentiality, restrictive covenant or other written agreement between the Employers and the Covered Employee; or
vi.the Covered Employee’s willful and continued failure to follow and comply with the applicable policies of the Employers, as in effect from time to time.
f.“Change in Control” has the meaning given to such term in the Third Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan, as amended, or any successor plan thereto. If a Change in Control constitutes a payment event under this Plan with respect to any Severance Benefit that provides for the deferral of compensation under Section 409A, then, to the extent required to avoid the acceleration or imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event” (within the meaning of Section 409A).
g.“Chief Executive Officer” means any person serving as Chief Executive Officer of the Company on or after April 1, 2026. For the avoidance of doubt, for purposes of the Plan “Chief Executive Officer” shall not include the individuals serving as Chief Executive Officer of the Company as of the Effective Date.
h.“Chief Executive Officer Elect” means the Chief Operating Officer of the Company as of the Effective Date.
i.“CIC Period” shall mean the period commencing three (3) months prior to the consummation of a Change in Control and ending on the second (2nd) anniversary of the consummation of a Change in Control.
j.“CIC Terminating Event” shall mean a Qualifying Termination that occurs during the CIC Period.
k.“COBRA Subsidy” means coverage under the applicable Employer’s group health plans at the same levels and the same cost to the Covered Employee as would have applied if the Covered Employee’s employment had not been terminated based, on the Covered Employee’s elections in effect on the Date of Termination, provided, however, that (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the applicable COBRA Subsidy period to be, fully third-party insured, or (B) the Employer is otherwise unable to continue to cover the Covered Employee (and his/her dependents and beneficiaries) under its group health plans without incurring penalties or causing adverse tax consequences to the Covered Employee (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining premium subsidy shall thereafter be paid to the Covered Employee in substantially equal monthly installments over the remainder of the COBRA Subsidy period.
l.“Code” means the Internal Revenue Code of 1986, as amended and the regulations and other precedential authority thereunder.
m.“Company” has the meaning set forth in Section 1 of the Plan.
n.“Confidential Information” has the meaning provided in Section 6(a)(i) of the Plan.

o.“Covered Employee” means each Executive Officer and each Key Employee, including (in addition to the foregoing, for clarity) each employee of any Employer who is designated as a Key Employee or Executive Officer in a written agreement with such Employer for so long as such designation remains in effect under the applicable written agreement.
p.“Date of Termination” has the meaning set forth in Section 9(b) of the Plan
q.“Delayed Payment Date” has the meaning set forth in Section 16 of the Plan.
r.“Disability” means that the Covered Employee has become entitled to receive benefits under an applicable Employer long-term disability plan or, if no such plan covers the Covered Employee, as determined in the good-faith discretion of the Plan Administrator.
s.“Effective Date” has the meaning set forth in Section 1 of the Plan.
t.“Employer” means the Company, Rexford Industrial Realty, L.P., a Maryland limited partnership and each of their respective subsidiaries.
u.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
v.“Excise Tax” has the meaning set forth in Section 7(a) of the Plan.
w.“Executive Officer” means each current employee of any Employer who has been designated by the Board as an “executive officer” of the Company (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended) prior to the time of such Executive Officer’s Qualifying Termination, provided, that notwithstanding the foregoing, any employee who would qualify as an Executive Officer hereunder as of the Effective Date shall only qualify as an Executive Officer and thus be eligible for benefits hereunder if such Executive Officer agrees in writing, in a form prescribed by the Plan Administrator, to waive and relinquish all rights and interests under such Executive Officer’s existing employment agreement with the any Employer(s) in consideration of such Executive Officer’s eligibility for benefits hereunder. For the avoidance of doubt, Executive Officer shall not include the Co-Chief Executive Officers of the Company as of the Effective Date, and the Plan in no way modifies, amends or supplements the terms and conditions of each Co-Chief Executive Officer's Transition and Separation Agreement with the Company dated effective November 17, 2025.
x.“Good Reason” means the occurrence of, with respect to Executive Officers any one or more of the following events and, with respect to Key Employees any of the events described in subparagraphs (i), (ii) and (iii) below (only), in each case without the Covered Employee’s prior written consent, unless the Employer fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
i.a material diminution in the Covered Employee’s position (including status, titles and reporting requirements), authority, duties or responsibilities;
ii.a reduction of the Covered Employee’s Total Annual Compensation by fifteen percent (15%) or more, as in effect immediately prior to such reduction that is claimed by the Covered Employee as constituting Good Reason in the written notice that Covered Employee is required to submit as described below;

iii.an amendment to or termination of the Plan that is undertaken in violation of Section 15 of the Plan vis-à-vis the Covered Employee and which affects the rights of such Covered Employee in any material adverse way;
iv.a material change in the geographic location of the Employer’s offices at which the Executive Officer is principally employed which shall, in any event, include only a relocation to a location more than twenty-five (25) miles from its existing location that increases the Executive Officer’s commute; or
v.failure by the Company to obtain an effective agreement from any successor to assume and agree to perform the obligation of the Employers under the Plan (which for clarity, may be satisfied by the form of transaction in any merger or equity purchase acquisition in which the acquirer steps into the shoes of the Employers vis-à-vis the Plan as a result of the transaction).
Notwithstanding the foregoing, a Covered Employee will not be entitled to resign for Good Reason unless (1) the Covered Employee provides the Employer with written notice setting forth in reasonable detail the facts and circumstances claimed by the Covered Employee to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Covered Employee knows or should reasonably have known to constitute Good Reason, (2) the Employer fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Covered Employee’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Employer’s cure period.
y.“Government Agency” shall have the meaning set forth in Section 6(c) above.
z.“Key Employee” means each employee of any Employer with a title of Senior Vice President or above (including for clarity, each Executive Vice President and Managing Director), but excluding any employee of an Employer who, at the time of such employee’s Qualifying Termination who is an Executive Officer.
aa.“Non-CIC Terminating Event” means an Executive Officer’s Qualifying Termination that occurs outside of the CIC Period.
ab.“Notice of Termination” has the meaning set forth in Section 9(b) of the Plan.
ac.“Qualifying Termination” means a termination of a Covered Employee’s employment by the Employer without Cause (and other than as a result of the Covered Employee’s death or Disability) or by the Covered Employee for Good Reason. For clarity, if a Covered Employee continues as an employee of any direct or indirect successor entity of the Employer or the business or assets thereof (or any affiliate of such successor), rather than continuing directly as an employee of an Employer following a Change in Control, in no event shall such arrangement constitute a Qualifying Termination.
ad.“Payments” has the meaning set forth in Section 7(a) of the Plan.
ae.“Plan” has the meaning set forth in Section 1 of the Plan.
af.“Plan Administrator” has the meaning set forth in Section 14 of the Plan.

ag.“Pro-Rata Annual Bonus” means a pro-rata cash performance bonus based on the annual bonus to which the Covered Employee would have become entitled under the Employer’s applicable annual bonus plan or program (if any) for the Company fiscal year during which the Date of Termination occurs, had the Covered Employee remained employed through the payment date, and based on the achievement of any applicable performance goals or objectives, pro-rated based on the number of days during such fiscal year that the Covered Employee remained employed by the Employer.
ah.“Release” means a general release and waiver of claims in favor of the Employers and their officers, directors, employees, advisers, stakeholders, affiliates and subsidiaries in a form prescribed by the Plan Administrator which, for clarity, (i) shall contain customary carve-outs for indemnification, rights as an existing equityholder of the Company (other than with respect to terminating incentive equity awards), and claims that may not be waived as a matter of law, (ii) may include such confidentiality, intellectual property, non-solicitation, cooperation, return of property, termination of offices/directorships, and other customary provisions as the Plan Administrator may determine in its sole discretion, and (iii) shall not contain any new noncompetition, customer non-solicitation or provisions of similar effect.
ai.“Section 409A” has the meaning set forth in Section 16 of the Plan.
aj.“Separation from Service” has the meaning set forth in Section 16 of the Plan.
ak.“Severance Benefits” has the meaning set forth in Section 4 of the Plan.
al.“Specified Employee” has the meaning set forth in Section 16 of the Plan.
am.“Terminating Event” shall mean either a CIC Terminating Event, a Non-CIC Terminating Event, or a termination of employment as a result of the Covered Employee’s death or Disability. For the avoidance of doubt, a Terminating Event shall not include a termination of employment of a Covered Employee by an Employer for Cause or a resignation of Employment by a Covered Employee without Good Reason.
an.“Time-Vest Equity Award” means an equity award, or any portion thereof, that vests based solely on continued service to an Employer any incentive equity award, or any portion thereof, that vests based solely on continued service to any Employer(s) without regard to the attainment of any performance goals.
ao.“Total Annual Compensation” means a Covered Employee’s combined base salary, annual bonus opportunity and annual long-term incentive opportunity (including service-based or performance-based equity grants, it being understood that if a Covered Employee does not have an annual long-term incentive opportunity, then such component shall be inapplicable vis-à-vis such Covered Employee).
ap.“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or a state law counterpart or any similar state or local statute, rule or regulation.